Exhibit 23.4

The Board of Directors
Uniforce Services, Inc.


We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 of COMFORCE Corporation of our report dated March 7, 1997, with respect to the consolidated balance sheets of Uniforce Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and to the reference of our firm under the heading "Experts" in the prospectus.



                                                 /s/ KPMG Peat Marwick L.L.P.
                                                 KPMG PEAT MARWICK L.L.P.


Jericho, New York
October 17, 1997